UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2006

MONUMENTAL MARKETING, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State of Incorporation)

000-28769

(Commission File Number)

86-0970146

(I.R.S. Employer Identification Number)

7 Abba Hillel Street, Beit Silver, 15th Floor, Ramat-Gan, 52522, Israel

(Address of principal executive offices, including zip code)

972-3-575-1296

(Registrant's telephone Number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 30, 2006, the Registrant entered into a bridge loan agreement with James Yeung. In the agreement, Mr. Yeung agreed to lend and the Registrant agreed to borrow $100,000. In consideration for the loan, the Registrant has agreed to issue Mr. Yeung 250,000 of the Registrant’s common shares. The loan will be due and payable 150 days after the date of the advance. The loan will bear interest of 8% per annum. The Registrant has executed a promissory note for the full amount of the advance. The Registrant is entitled to prepay any or all of the amounts owing under the bridge loan without penalty. The interest will be due on the 150th day after the advance, or earlier if the principal is paid earlier.

If the loan is not repaid when it is due, then Mr. Yeung may convert any or all of the outstanding amount into common stock of the Registrant at a price of $0.10 per share.

Item 3.02 Unregistered Sales of Equity Securities.

On July 30, 2006, under the terms of a bridge loan agreement, the Registrant has agreed to issue to James Yeung 250,000 restricted common shares in its capital stock. The Registrant has further agreed to include the Mr. Yeung’s 250,000 shares for registration if it files a registration statement (other than on Form S-8) with the SEC. In the event the Company undertakes a registration of shares and does not include Mr. Yeung’s Shares, the Registrant has agreed to issue an additional 50,000 of its common shares to Mr. Yeung for each 30 day period for which it is in breach of this requirement.

The 250,000 shares of the Registrant’s common stock will be issued pursuant to an exemption from registration under Section 4(6) of the Securities Act of 1933.

Any shares issued to Mr. Yeung in the event that the loan is not repaid when it is due will be issued pursuant an exemption from registration under Section 4(6) of the Securities Act of 1933.

Item 9.01 Financial Statements and Exhibits.

10.1	Bridge Loan Agreement

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONUMENTAL MARKETING, INC.

Per: /s/ Haim Karo

Haim Karo

President

Dated: August 22, 2006